EXHIBIT 99

EMC INSURANCE GROUP INC. INCREASES
AND DECLARES 120th CONSECUTIVE QUARTERLY
CASH DIVIDEND AND ANNOUNCES COMMON
STOCK REPURCHASE PROGRAM AND OTHER
BOARD ACTIONS

DES MOINES, Iowa (November 4, 2011) – On November 3, 2011, the Board of Directors of EMC Insurance Group Inc. (NASDAQ OMX/GS: EMCI) declared a quarterly dividend of $0.20 per share of common stock payable November 23, 2011 to shareholders of record as of November 16, 2011. The $0.20 per share quarterly dividend represents a 5.3 percent increase over the previous quarterly dividend of $0.19 per share. This is the one hundred and twentieth consecutive quarterly dividend declared since EMC Insurance Group Inc. became a publicly-held company in February 1982.

The Company’s Board of Directors also authorized a $15 million stock repurchase program. This program became effective immediately and does not have an expiration date. The timing and terms of the purchases will be determined by management based on market conditions and will be conducted in accordance with the applicable rules of the Securities and Exchange Commission. Common stock repurchased under this program will be retired by the Company.

Additionally, on November 2, 2011 the Inter-Company Committees of the boards of the Company and Employers Mutual Casualty Company (Employers Mutual), the Company’s parent organization, approved a change to the terms of the excess of loss reinsurance agreement between the Company’s reinsurance subsidiary, EMC Reinsurance Company, and Employers Mutual for 2012. Effective January 1, 2012, pending regulatory approval, the current $3.0 million retention, or cap, on losses assumed per event will be increased to $4.0 million; however, the cost of the coverage will continue at 10.0 percent of total assumed reinsurance premiums.  This change is a result of efforts to ensure that the terms of the agreement are fair and equitable to both parties.

The Inter-Company Committees of the boards also approved an inter-company loan agreement that will allow Employers Mutual and any of its insurance company subsidiaries and affiliates, including the Company’s insurance and reinsurance subsidiaries, to borrow funds from one another on a short-term basis (up to 180 days) at market-based interest rates. This agreement will become effective January 1, 2012, pending regulatory approval.

EMC Insurance Group Inc. is the publicly-held insurance holding company of Employers Mutual, a multiple-line property and casualty insurance company. Employers Mutual is an Iowa mutual insurance company licensed in all 50 states and the District of Columbia. Employers Mutual and all of its subsidiaries (including the Company) and an affiliate are referred to as the “EMC Insurance Companies.”  For more information, visit our website at www.emcins.com.